Exhibit 99.1

Attachment to Form 4

JOINT FILER INFORMATION

Name and Address:	Nader Tavakoli

24 West 40th St., 10th Floor

New York, NY 10018

Date of First Event Requiring Statement:	10/01/09
Issuer and Ticker Symbol:	Endwave Corporation (ENWV)
Relationship to Issuer:	10% Owner
Designated Filer:	EagleRock Capital Management, LLC

TABLE I INFORMATION

Title of Security:	Common Stock
Date of First Transaction	10/01/09
Transaction Code	S
Amount of Securities and Price	26,297 at $3.0784 (1)

Securities Acquired (A) or Disposed of (D)	D

Amount of Securities Beneficially Owned

Following Reported Transactions	1,134,984
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	(3)
Title of Security:	Common Stock
Date of First Transaction	10/02/09
Transaction Code	S
Amount of Securities and Price	16,581 at $2.9126 (2)

Securities Acquired (A) or Disposed of (D)	D

Amount of Securities Beneficially Owned

Following Reported Transactions	1,118,403
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	(3)